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EXHIBIT 99.1

RAYTHEON                                          Raytheon Company
                                                  Corpoprate Communications
                                                  141 Spring Street
                                                  Lexington, MA  02421

FOR IMMEDIATE RELEASE                             NEWS RELEASE

Contact:
David Polk
781.860.2386

Raytheon plans to take a first quarter charge to discontinued operations in line with earlier disclosures

      LEXINGTON, Mass., (April 9, 2001) - Raytheon Company (NYSE: RTNA, RTNB) today announced that it plans to take a first quarter charge to discontinued operations of between $275 million and $325 million to reflect the estimated cost required to complete two Massachusetts construction projects on which it has performance guarantees. Raytheon's outlook for earnings from continuing operations is unaffected by this charge. Consolidated operating cash flow is likely to be affected by the full amount of the charge over the next 4 to 6 quarters.

      Raytheon has completed an initial assessment of the two projects and believes that its net cash outflow will be between $275 million and $325 million, which is within the range of exposure projected for these projects in Raytheon's annual report on form 10-K filed on March 5. The assessment is the company's current best estimate of the net cash flow needed to complete the two projects, based primarily on information provided by Washington Group International (WGI). The company's estimate of its exposure on other guaranteed projects referred to in its 10-K filing has not changed, and therefore the company is not modifying the high end of its range of exposure for all guaranteed projects.

      On March 8 Washington Group International Inc., an Ohio corporation (WGI
Ohio), the prime contractor on the projects, abandoned both work sites. WGI Ohio is a subsidiary of WGI, a Delaware corporation. On March 15 the Supreme Court of New York ordered Sithe Energies Inc., developer of the two projects, to terminate its contract with WGI for default, triggering Raytheon's performance guarantees. The guarantee commitments predated the sale of Raytheon's engineering and construction business to WGI. Under the sale agreement, WGI is required to indemnify Raytheon for all amounts expended by Raytheon to complete the projects, and Raytheon is entitled to full cash reimbursement for those amounts within three days after demand for payment. In addition, Raytheon has common law and equitable rights as a performing guarantor to seek reimbursement from WGI Ohio as the defaulting contractor. Due to the uncertainties of the financial position of WGI and WGI Ohio, Raytheon does not intend to recognize for accounting purposes the value of its potential claims against WGI, although it intends to pursue all avenues to maximize its recovery.

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       The ultimate outcome will depend on a number of factors, including resolving issues with vendors and subcontractors relating to amounts claimed by them to be due and unpaid by WGI Ohio at the time it stopped working on the projects, any delays in the project schedule arising prior to WGI Ohio's termination, and any further delays arising as a result of WGI's failure to fulfill its obligations under its contracts.

     Raytheon also announced that it has hired Duke Fluor Daniel to complete construction on the two projects. The two projects, an 800-megawatt power plant in Weymouth, Mass., and a 1,600-megawatt power plant in Everett, Mass., are due to be completed in the Spring of 2002.

      With headquarters in Lexington, Mass., Raytheon is a global technology leader in defense, government and commercial electronics, and business and special mission aircraft.

Forward looking statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act concerning the company's financial results, future plans, objectives and expected performance. Specifically, statements in this release that are not historical facts, including statements accompanied by words such as "believe," "expect," "anticipate," "estimate," "intend," or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Important factors that could cause actual results to differ include, but are not limited to: the determination by the company of the required expenditures to complete the projects, the confirmation of the actual physical progress completed at the time of WGI Ohio's termination, the impacts associated with the re-mobilization of the projects and WGI Ohio's compliance with its contractual obligations and cooperation with Duke Fluor Daniel in its assumption of the construction activities.


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